                                                                      Exhibit 12

                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges

                         (In millions except ratio data)


                               Nine Months
                                  Ended                                Years Ended December 31
                               September 30     --------------------------------------------------------------------
                                   1997          1996            1995           1994           1993           1992
                                 --------       --------       --------       --------       --------       --------
Income Before Taxes
 and Cumulative Effect
 of Accounting Changes ...       $4,790.6       $5,540.8       $4,797.2       $4,415.2       $3,102.7       $3,563.6

Add:
 One-third of rents ......           32.3           41.0           28.1           36.0           35.0           34.0
 Interest expense, net ...           67.6          103.2           60.3           96.0           48.0           23.6
 Preferred stock dividends           49.1           70.0            2.1             --             --             --
                                 --------       --------       --------       --------       --------       --------
  Earnings ...............       $4,939.6       $5,755.0       $4,887.7       $4,547.2       $3,185.7       $3,621.2
                                 ========       ========       ========       ========       ========       ========

Fixed Charges
 One-third of rents ......       $   32.3       $   41.0       $   28.1       $   36.0       $   35.0       $   34.0
 Interest expense ........           89.8          138.6           98.7          124.4           84.7           72.7
 Preferred stock
   dividends..............           49.1           70.0            2.1             --             --             --
                                 --------       --------       --------       --------       --------       --------
  Fixed Charges ..........       $  171.2       $  249.6       $  128.9       $  160.4       $  119.7       $  106.7
                                 ========       ========       ========       ========       ========       ========
Ratio of Earnings
 to Fixed Charges ........             29             23             38             28             27             34
                                 ========       ========       ========       ========       ========       ========

For purposes of computing these ratios, "earnings" consist of income before taxes, cumulative effect of accounting changes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.